Exhibit 10.5

Non-Employee Director Compensation
Effective May 2023

Board Members:

    Annual Retainer:                    $ 65,000
    Annual Equity Award:                $ 115,000     (1)(2)
                                $ 180,000

Non-Executive Chairman Fee:
Annual Retainer                         $ 85,000
Annual Equity Award                    $ 150,000     (1) (2)

Warrants for 2% of the Common Stock, exercisable at an Enterprise Value of $285M, vesting ratably over 3 years or at an Enterprise Value of $400M

Lead Independent Director Fee:                $ 20,000

Committee Chair Fees:

    Audit                                $ 15,000
    Compensation    , Nominating & Governance        $ 15,000

Meeting Fees:                            $ 1,500     (3)
_____________________________
Notes:
(1)Restricted Stock Units based on Emergence Enterprise Value ($1.72/share)
(2)Chairman’s equity grant of $150K is in lieu of $115K
(3)For meetings attended in excess of 24 in a year

Rev. May 5, 2023